Exhibit 99.1

3700 Glenwood Ave., Ste. 530 Raleigh, NC 27612
TRIANGLE CAPITAL CORPORATION REPORTS SECOND QUARTER 2009 RESULTS
RALEIGH, NC — August 5, 2009, Triangle Capital Corporation (NASDAQ: TCAP) (“Triangle” or the “Company”), a leading specialty finance company that provides customized financing solutions to lower middle market companies located throughout the United States, today announced its financial results for the second quarter of 2009.
Commenting on the quarter, Garland S. Tucker, III, President and CEO, stated, “Given the economic challenges that have persisted for much of the last year, we are very pleased with our financial results during the second quarter. As the economy continues to stabilize, we anticipate that there will be significant opportunities to make very good long term investments in companies operating in the lower middle market.”
Second Quarter 2009 Results
Total investment income during the second quarter of 2009 was $6.6 million, compared to total investment income of $5.0 million for the second quarter of 2008, representing an increase of 31.0%. The Company’s increase in investment income is primarily attributable to new portfolio investments made during 2008 and 2009 which resulted in an increase in total loan interest, fee, dividend and paid-in-kind income of approximately $1.5 million.
Net investment income during the second quarter of 2009 was $3.2 million, compared to net investment income of $2.5 million for the second quarter of 2008, representing an increase of 27.8%. Net investment income per share during the second quarter of 2009 was $0.41 compared to $0.37 during the second quarter of 2008.
The Company’s net decrease in net assets resulting from operations was $2.9 million during the second quarter of 2009, as compared to a net increase in net assets resulting from operations of $2.8 million during the second quarter of 2008. The Company’s net decrease in net assets resulting from operations was $0.36 per share during the second quarter of 2009 as compared to a net increase in net assets resulting from operations of $0.41 per share during the second quarter of 2008.
The Company’s net asset value per share at June 30, 2009, was $11.31, as compared to $12.46 per share at March 31, 2009. As of June 30, 2009, the Company’s weighted average yield on all of its outstanding debt investments was approximately 14.3%.

Liquidity and Capital Resources
At June 30, 2009, the Company had cash and cash equivalents totaling $35.9 million. On April 27, 2009, Triangle received net proceeds from the public offering of 1,200,000 shares of its common stock totaling approximately $11.7 million. Additionally, in connection with the exercise of an 80,000 share overallotment option, the Company received net proceeds of approximately $800,000 on May 27, 2009.
As of June 30, 2009, the Company had non-callable, 10-year, fixed rate Small Business Administration (“SBA”) guaranteed debentures totaling $115.1 million. The Company has the ability to issue additional SBA-guaranteed debentures of $34.9 million under its existing SBIC license. In addition, the Company has initiated the process to apply for a second SBIC license, which would allow the Company to issue up to an additional $75.0 million in SBA-guaranteed debentures.
Dividend Information
On June 18, 2009, Triangle announced that its board of directors had declared a cash dividend of $0.40 per share. This was the Company’s tenth consecutive quarterly dividend since its initial public offering in February, 2007, and reflected a 14.3% increase over the same quarter in 2008. The dividend was payable as follows:
Record Date: July 9, 2009
Payment Date: July 23, 2009
Triangle has adopted a dividend reinvestment plan (“DRIP”) that provides for reinvestment of dividends on behalf of its stockholders, unless a stockholder elects to receive cash. As a result, when the Company declares a cash dividend, stockholders who have not opted out of the DRIP will have their cash dividends automatically reinvested in additional shares of the Company’s common stock, rather than receiving cash dividends.
When the Company declares and pays dividends, it determines the allocation of the distribution between current income, accumulated income and return of capital on the basis of accounting principles generally accepted in the United States (“GAAP”). At each year end, the Company is required for tax purposes to determine the dividend allocation based on tax accounting principles. Due to differences between GAAP and tax accounting principles, the portion of each dividend distribution that is ordinary income, capital gain or return of capital may differ for GAAP and tax purposes.
Recent Portfolio Activity
The Company made no new investments during the second quarter of 2009 and made one subordinated debt investment of $7.5 million subsequent to quarter end. During the three months ended June 30, 2009, Triangle exited one investment and recapitalized an existing investment. Significant transactions during the quarter are summarized as follows:
On June 1, 2009, Triangle recognized a gain of approximately $1.8 million, or approximately $0.22 per share, in connection with the sale of its warrant position in APO Newco, LLC (“APO”). Triangle’s original investment in APO on April 2, 2007, was comprised of $4.25 million in subordinated debt with warrants. APO previously repaid Triangle’s subordinated debt investment in full. The total investment yielded an internal rate of return of approximately

37.4%. APO is a niche provider of commercial and consumer marketing products based in Bartlett, Tennessee.
Triangle’s investment in Assurance Operations Corporation (“Assurance”) was recapitalized on June 11, 2009. Assurance repaid $1.0 million of Triangle’s $4.0 million outstanding debt investment in exchange for a note in the principal amount of approximately $2.0 million. Triangle realized a $0.9 million loss as a result of the transaction. Triangle continues to own an equity stake in Assurance of approximately $0.3 million. Assurance, based in Lawrenceburg, Tennessee, designs and fabricates custom racking products for the automotive industry, and provides light to medium duty stamping for a variety of industries.
Subsequent to quarter end, on July 30, 2009, Triangle made a $7.5 million subordinated debt investment in Frozen Specialties, Inc. (“FSI”). FSI is a leading manufacturer of private label frozen pizzas and pizza bites, sold primarily through the retail grocery channel.
About Triangle Capital Corporation
Triangle Capital Corporation (www.TCAP.com) is a specialty finance company organized to provide customized financing solutions to lower middle market companies located throughout the United States. Triangle’s investment objective is to seek attractive returns by generating current income from debt investments and capital appreciation from equity related investments. Triangle’s investment philosophy is to partner with business owners, management teams and financial sponsors to provide flexible financing solutions to fund growth, changes of control, or other corporate events. Triangle typically invests $5.0 — $15.0 million per transaction in companies with annual revenues between $20.0 and $75.0 million and EBITDA between $2.0 and $20.0 million.
Triangle has elected to be treated as a business development company under the Investment Company Act of 1940 (“1940 Act”). Triangle is required to comply with a series of regulatory requirements under the 1940 Act as well as applicable NASDAQ, federal and state laws and regulations. Triangle has elected to be treated as a regulated investment company under the Internal Revenue Code of 1986. Failure to comply with any of the laws and regulations that apply to Triangle could have a material adverse effect on Triangle and its shareholders.
This press release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Any such statements, other than statements of historical fact, are likely to be affected by other unknowable future events and conditions, including elements of the future that are or are not under the Company’s control, and that the Company may or may not have considered; accordingly, such statements cannot be guarantees or assurances of any aspect of future performance. Actual developments and results are highly likely to vary materially from these estimates and projections of the future. Such statements speak only as of the time when made, and the Company undertakes no obligation to update any such statement now or in the future.

Contacts
Sheri B. Colquitt
Vice President, Investor Relations
919-719-4784
scolquitt@tcap.com
Steven C. Lilly
Chief Financial Officer
919-719-4789
slilly@tcap.com
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TRIANGLE CAPITAL CORPORATION
Consolidated Balance Sheets

	June 30,	December 31,
	2009	2008
	(Unaudited)
Assets
Investments at fair value:
Non-Control / Non-Affiliate investments (cost of $143,054,257 and $138,413,589 at June 30, 2009 and December 31, 2008, respectively)	$132,456,893	$135,712,877
Affiliate investments (cost of $30,912,348 and $30,484,491 at June 30, 2009 and December 31, 2008, respectively)	33,012,463	33,894,556
Control investments (cost of $11,429,721 and $11,253,458 at June 30, 2009 and December 31, 2008, respectively)	11,025,921	12,497,858

Total investments at fair value	176,495,277	182,105,291
Cash and cash equivalents	35,918,700	27,193,287
Interest and fees receivable	520,411	679,828
Prepaid expenses and other current assets	226,845	95,325
Deferred financing fees	3,367,100	3,545,410
Property and equipment, net	36,879	48,020

Total assets	$216,565,212	$213,667,161

Liabilities
Accounts payable and accrued liabilities	$1,023,659	$1,608,909
Interest payable	2,242,908	1,881,761
Deferred revenue	37,500	—
Dividends payable	3,333,177	2,766,945
Taxes payable	24,899	30,436
Deferred income taxes	512,707	843,947
SBA guaranteed debentures payable	115,110,000	115,110,000

Total liabilities	122,284,850	122,241,998

Net Assets
Common stock, $0.001 par value per share (150,000,000 shares authorized, 8,332,942 and 6,917,363 shares issued and outstanding as of June 30, 2009 and December 31, 2008, respectively)	8,333	6,917
Additional paid-in capital	100,628,226	87,836,786
Investment income in excess of distributions	2,205,265	2,115,157
Accumulated realized gains on investments	852,293	356,495
Net unrealized appreciation (depreciation) of investments	(9,413,755)	1,109,808

Total net assets	94,280,362	91,425,163

Total liabilities and net assets	$216,565,212	$213,667,161

Net asset value per share	$11.31	$13.22

TRIANGLE CAPITAL CORPORATION
Unaudited Consolidated Statements of Operations

	Three Months Ended	Three Months Ended	Six Months Ended	Six Months Ended
	June 30, 2009	June 30, 2008	June 30, 2009	June 30, 2008

Investment income:
Loan interest, fee and dividend income:
Non-Control / Non-Affiliate investments	$4,210,128	$2,797,958	$8,401,748	$4,719,727
Affiliate investments	909,035	886,815	1,840,871	1,635,581
Control investments	243,021	391,761	480,978	879,195

Total loan interest, fee and dividend income	5,362,184	4,076,534	10,723,597	7,234,503

Paid-in-kind interest income:
Non-Control / Non-Affiliate investments	790,578	572,169	1,610,520	868,805
Affiliate investments	203,775	170,962	378,036	313,514
Control investments	82,955	130,912	164,078	260,307

Total paid-in-kind interest income	1,077,308	874,043	2,152,634	1,442,626

Interest income from cash and cash equivalent investments	136,911	69,514	204,672	206,946

Total investment income	6,576,403	5,020,091	13,080,903	8,884,075

Expenses:
Interest expense	1,730,575	898,995	3,387,566	1,460,810
Amortization of deferred financing fees	87,649	56,028	178,310	96,169
General and administrative expenses	1,508,882	1,522,626	3,228,148	2,870,959

Total expenses	3,327,106	2,477,649	6,794,024	4,427,938

Net investment income	3,249,297	2,542,442	6,286,879	4,456,137
Net realized gains on investments — Non-Control/Non-Affiliate	848,164	—	848,164	—
Net unrealized appreciation (depreciation) of investments	(6,918,419)	381,815	(10,523,563)	(640,068)

Total net gain (loss) on investments before income taxes	(6,070,255)	381,815	(9,675,399)	(640,068)
Income tax expense	30,899	75,750	46,694	202,171

Net increase (decrease) in net assets resulting from operations	$(2,851,857)	$2,848,507	$(3,435,214)	$3,613,898

Net investment income per share — basic and diluted	$0.41	$0.37	$0.84	$0.65

Net increase (decrease) in net assets resulting from operations per share — basic and diluted	$(0.36)	$0.41	$(0.46)	$0.53

Dividends declared per common share	$0.40	$0.31	$0.80	$0.31

Distributions of capital gains declared per common share	$—	$—	$0.05	$—

Weighted average number of shares outstanding — basic and diluted	7,924,772	6,871,215	7,463,653	6,837,539

TRIANGLE CAPITAL CORPORATION
Unaudited Consolidated Statements of Cash Flows

	Six Months Ended	Six Months Ended
	June 30,	June 30,
	2009	2008

Cash flows from operating activities:
Net increase (decrease) in net assets resulting from operations	$(3,435,214)	$3,613,898
Adjustments to reconcile net increase (decrease) in net assets resulting from operations to net cash provided by (used in) operating activities:
Purchases of portfolio investments	(9,193,735)	(57,312,359)
Repayments received/sales of portfolio investments	6,791,961	4,620,159
Loan origination and other fees received	175,000	1,091,996
Net realized gain on investments	(848,164)	—
Net unrealized depreciation of investments	10,854,802	271,828
Deferred income taxes	(331,240)	368,240
Paid-in-kind interest accrued, net of payments received	(1,655,206)	(1,389,162)
Amortization of deferred financing fees	178,310	96,169
Recognition of loan origination and other fees	(310,902)	(210,778)
Accretion of loan discounts	(203,742)	(49,631)
Depreciation expense	11,141	6,813
Stock-based compensation	323,295	64,424
Changes in operating assets and liabilities:
Interest and fees receivable	159,417	(154,831)
Prepaid expenses	(131,520)	(113,512)
Accounts payable and accrued liabilities	(585,250)	(406,480)
Interest payable	361,147	386,259
Deferred revenue	37,500	—
Taxes payable	(5,537)	(52,598)

Net cash provided by (used in) operating activities	2,192,063	(49,169,565)

Cash flows from investing activities:
Purchases of property and equipment	—	(12,558)

Net cash used in investing activities	—	(12,558)

Cash flows from financing activities:
Borrowings under SBA guaranteed debentures payable	—	52,100,000
Financing fees paid	—	(1,813,425)
Proceeds from common stock offering, net of expenses	12,536,461	—
Common stock withheld for payroll taxes upon vesting of restricted stock	(66,900)	—
Cash dividends paid	(5,583,845)	(4,185,541)
Cash distributions paid	(352,366)	—

Net cash provided by financing activities	6,533,350	46,101,034

Net increase (decrease) in cash and cash equivalents	8,725,413	(3,081,089)
Cash and cash equivalents, beginning of period	27,193,287	21,787,750

Cash and cash equivalents, end of period	$35,918,700	$18,706,661

Supplemental disclosure of cash flow information:
Cash paid for interest	$3,026,419	$1,074,552